Exhibit 10.22

FIRST AMENDMENT TO OFFICE LEASE

This First Amendment to Office Lease (this “Amendment”) is entered into as of May 28, 2013, but effective as of May 1, 2013 (the “Effective Date”) by and between NEW TPG-FOUR POINTS, L.P., a Texas limited partnership (the “Landlord”), as landlord, and SAILPOINT TECHNOLOGIES, INC., a Delaware corporation (the “Tenant”), as tenant, with reference to the following facts:

RECITALS

WHEREAS, Landlord and Tenant are parties to that certain Office Lease dated effective July 3, 2012 (the “Lease”). Pursuant to the Lease, Landlord leased to Tenant space containing approximately 38,351 Rentable Square Feet (the “Premises”) on the first and second floors of the building known as Four Points Centre, Building II located at 11305 Four Points Drive, Austin, Texas.

WHEREAS, the Tenant has exercised its Right of First Refusal as to certain space located on the second (2nd) floor of the Building, as more particularly set forth below.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS

1.    Defined Terms and References. The recitals set forth above are herein incorporated by reference and agreed to by Landlord and Tenant. All capitalized terms used herein that are not defined herein but are defined in the Lease shall have the same meanings herein as in the Lease.

2.    Lease of Premises. Pursuant to Section 2 of the Lease, Tenant has the right to occupy portions of the Phase 1 Must Take Premises and/or Phase 2 Must Take Premises and conduct business therein prior to the initially stated Phase 1 Commencement Date and/or the Phase 2 Commencement Date upon written notice to Landlord. Tenant has delivered such as to the 6,703 Rentable Square Feet portion of the Phase 1 Must Take Premises and the Phase 2 Must Take Premises shown on Exhibit A attached hereto. The Premises currently contain 36,845 Rentable Square Feet. Tenant must lease the remaining 1,506 Rentable Square Feet of the Phase 2 Must Take Premises no later than the expiration of the 18th month of the Term (April 30, 2015).

As a result of such early occupancy (and to correct an error initially contained therein), the Base Rent table contained in the Lease Summary and Section 5.1(a) of the Lease is hereby deleted and replaced with the following:

Months	Annual Base Rent/RSF	RSF		Monthly Base Rent
10/29/2012-4/30/2013	$14.50	30,142		$36,421.58
5/1/2013-10/31/2013	$14.50	36,845	*	$44,521.04
11/01/2013-04/30/2014	$15.28	36,845	*	$46,915.97
05/01/2014-10/31/2014	$15.28	38,351		$48,833.61
11/01/2014-10/31/2015	$16.08	38,351		$51,390.34
11/01/2015-10/31/2016	$16.88	38,351		$53,947.07
11/01/2016-10/31/2017	$17.88	38,351		$57,142.99
11/01/2017-04/30/2018	$18.88	38,351		$60,338.91

*	The Rentable Square Feet shall be increased if Tenant, in its sole discretion, elects to occupy and use the remaining portion of the Phase 2 Must Take Premises earlier than the Phase 2 Commencement Date and the Monthly Base Rent shall be adjusted accordingly.

3.    Right of First Refusal. Effective as of the Expansion Date (as defined below), the Premises are expanded to include the space described on Exhibit B attached hereto (the “Expansion Premises”), which Expansion Premises consist of approximately 6,282 rentable square feet.

4.    Term for Expansion Space. The term for the Expansion Space shall commence upon August 1, 2013 (the “Expansion Date”) and shall expire, without the necessity of any notice from either party, on April 30, 2018. Upon the Expansion Date, the Expansion Space shall be considered a part of the Premises for all purposes, except Base Rental shall be payable for the Expansion Space as set forth herein.

5.    Base Rent. In addition to the Base Rent payable pursuant to Section 5.1(a) of the Lease and all other Rent payable thereunder, Tenant shall pay Base Rent for the Expansion Space in accordance with the following table:

Time Period	Annual Base Rent/RSF	RSF	Monthly Base Rent
Expansion Date-07/30/2014	$16.50	6,282	$8,637.75
08/01/2014-07/30/2015	$17.00	6,282	$8,899.50
08/01/2015-07/30/2016	$17.50	6,282	$9,161.25
08/01/2016-07/30/2017	$18.00	6,282	$9,423.00
08/01/2017-04/30/2018	$18.50	6,282	$9,684.75

Notwithstanding anything in the above Section 4 to the contrary, applicable monthly Base Rent only for the Expansion Premises shall be abated for the months of August, 2014 and August, 2015 (the “Expansion Space Rent Abatement Period”); provided, however, all other payments required to be paid by Tenant to Landlord pursuant to the Lease for the Premises and the Expansion Space shall remain due and payable during the Expansion Space Rent Abatement Period. If at any time during the initial Term Landlord terminates this Lease as a result of an Event of Default of a monetary nature hereunder, the abatement of Base Rent for the Expansion Space provided for herein shall immediately become void, and Tenant shall promptly pay to Landlord, in addition to all other amounts due to Landlord under the Lease, the full amount of all Base Rent for the Expansion Space herein abated, multiplied by a fraction, the numerator of which is the number of full calendar months remaining in the Term for the Expansion Space as of the date Landlord terminates this Lease as a result of an Event of Default of a monetary nature and the denominator of which is 57.

6.    Tenant’s Pro Rata Share. Upon the Effective Date, and subject to adjustment as stated in Section 2 of this Amendment, Landlord and Tenant agree that (i) Tenant’s Pro Rata Share is equal to 19.1839% for all purposes, (ii) upon the Expansion Date (assuming it occurs prior to the Phase 2 Commencement Date, the Premises shall contain 43,127 Rentable Square Feet, and Tenant’s Pro Rata Share shall be equal to 22.4547% for all purposes and (iii) upon the Phase 2 Commencement Date, the Premises shall contain 44,633 Rentable Square Feet and Tenant’s Pro Rata Share shall be equal to 23.2388% for all purposes.

7.    Letter of Credit. As of the Expansion Date, The amount of letter of credit required pursuant to Section 6(a) of the Lease shall be increased by $75,000.00 to $734,637.27, and Tenant shall deliver a new letter of credit in such amount to Landlord on or prior to such date. Failure to do so shall constitute an Event of Default under the Lease.

8.    Tenant Improvements. Allowances; As Is.

(a)    The construction in the Expansion Premises shall be performed in accordance with Exhibit D attached to the Lease as if references to the Premises therein were references to the Expansion Premises. Landlord shall oversee and manage the construction of the Tenant Improvements to the 6,282 rentable square feet in the Expansion Premises utilizing the general contractor selected solely at Tenant’s discretion as provided for in Exhibit D to the Lease and in compliance with the “Final Plans” (as defined in Exhibit D), in accordance with, and subject to, the terms and conditions of the Tenant Improvement Letter attached to the Lease as Exhibit D. Landlord’s construction shall not include any personal property, furniture, fixtures and equipment of Tenant.

(b)    Subject to Exhibit D to the Lease and provided no Event of Default (it being agreed that if such Event of Default shall be cured by Tenant prior to Landlord’s exercise of the Landlord’s remedies specified in Section 23.2, (a), and/or (b) of the Lease, then Tenant shall be entitled to the Expansion Tenant Improvement Allowance), Landlord shall make available to Tenant $219,870.00 (the “Expansion Tenant Improvement Allowance”) (calculated as $35.00 for each of 6,282 Rentable Square Feet) to be used in the Expansion Space for and in connection with (i) the purchase, installation and construction of the Tenant Improvements in the Expansion Space, (ii) space planning, architectural and engineering expenses related to the Tenant Improvements in the Expansion Space, (iii) plan review, permits, inspections and other governmental requirements and approvals relating to the Tenant Improvements in the Expansion Space, (iv) construction management services relating to the Tenant Improvements in the Expansion Space, and (v) any and all costs, expenses, fees and charges incurred in connection with the Tenant Improvements in the Expansion Space and/or the items described in (i) through (iv) above. If the Expansion Tenant Improvement Allowance is insufficient to defray the entire cost of the Tenant Improvements, the balance shall be paid entirely by Tenant pursuant to the terms and conditions specified in Exhibit D to the Lease; provided, however, Tenant will not be required to pay any amount until the Landlord has paid the Expansion Tenant Improvement Allowance stated above less retainage equaling ten percent (10%) of the total cost of constructing the Tenant Improvements in the Expansion Premises, which shall be deliberately withheld until completion to assure that the contractor and/or subcontractors satisfy their obligations in performing the approved improvements and/or approved work related thereto. Landlord has no obligation to advance more than the Expansion Tenant Improvement Allowance for any items under any circumstances.

(c)    AS-IS. TENANT AGREES THAT IT IS NOT RELYING ON ANY WARRANTY OR REPRESENTATION MADE BY LANDLORD, LANDLORD’S AGENTS, OR ANY BROKER CONCERNING THE USE OR CONDITION OF THE EXPANSION PREMISES, COMMON AREAS OR THE PROPERTY. TENANT ACKNOWLEDGES AND AGREES THAT IT HAS INSPECTED THE EXPANSION PREMISES AND THAT IT ACCEPTS THE EXPANSION PREMISES IN THEIR PRESENT “AS-IS, WHERE IS” PHYSICAL CONDITION, WITHOUT ANY OBLIGATION BY LANDLORD TO PAINT, REDECORATE, OR PERFORM ANY OTHER WORK IN, ON OR ABOUT THE EXPANSION PREMISES AT ANY TIME, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS LEASE. LANDLORD, ANY AGENT OF LANDLORD AND ANY BROKER HAVE NOT MADE, AND WILL NOT MAKE, ANY WARRANTY OR REPRESENTATION OF ANY KIND, EXPRESSED OR IMPLIED, WITH RESPECT TO THE EXPANSION PREMISES, THE BUILDING, COMMON AREAS OR ANY OTHER PORTION OF THE PROPERTY. LANDLORD EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY OF SUITABILITY, HABITABILITY OR MERCHANTABILITY; IT BEING UNDERSTOOD THAT THE FOREGOING SHALL NOT BE CONSTRUED TO DIMINISH THE OBLIGATIONS OF LANDLORD THAT ARE EXPRESSLY SET FORTH IN THIS AMENDMENT.

9.    Entire Agreement. This Amendment supersedes and cancels any and all previous statements, negotiations, arrangements, brochures, agreements and understandings, if any, between Landlord and Tenant with respect to the subject matter of this Amendment. The Lease and this Amendment constitute the entire agreement of the parties with respect to the subject matter of the Lease and this Amendment. There are no representations, understandings, stipulations, agreements, warranties or promises (express or implied, oral or written) between Landlord and Tenant with respect to the subject matter of this Amendment or the Lease. It is likewise agreed that the Lease and this Amendment may not be altered, amended, modified or extended except by an instrument in writing signed by both Landlord and Tenant.

10.    Status of Lease. The Lease, as amended by this Amendment, is in full force and effect and is binding upon and enforceable by Landlord and Tenant in accordance with its terms. In the event of a conflict between the terms and conditions of the Lease and the terms and conditions in this Amendment, the terms and conditions of this Amendment shall control. This Amendment shall become effective only after the full execution and delivery hereof by Landlord and Tenant.

EXECUTED effective as of the Effective Date.

LANDLORD:

NEW TPG-FOUR POINTS, L.P.,
a Texas limited partnership

By:	TPG-NEW FP GP, LLC,
a Delaware limited liability company
Its: General Partner

	By:	Thomas Properties Group, L.P.,
a Maryland limited partnership
Its: Manager

		By:	Thomas Properties Group, Inc.,
a Delaware corporation
Its: General Partner

			By:	/s/ Randall L. Scott
			Name:	Randall L. Scott
			Title:	Authorized Signatory
			Date:	May 28, 2013

TENANT:

SAILPOINT TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ Cam McMartin

Name:	Cam McMartin

Title:	Chief Financial Officer

Date:	May 22, 2013

EXHIBIT A

PHASE 1/PHASE 2 MUST TAKE PREMISES

EXHIBIT B

EXPANSION SPACE